Exhibit 99.1

PRESS RELEASE

Contact Information:

Joseph W. Kennedy, Senior Vice President/CFO

Georgetown Bancorp, Inc.

978-352-8600

joe.kennedy@georgetownbank.com

Georgetown Bancorp, Inc. Reports Earnings

and Announces Quarterly Cash Dividend

GEORGETOWN, MASSACHUSETTS,  January 24, 2017 –

Georgetown Bancorp, Inc. (NASDAQ: GTWN) (the “Company”), holding company for Georgetown Bank (the “Bank”), reported a net loss for the three months ended December 31, 2016 of $73,000, or $0.04 per basic and diluted share, compared to net income of $480,000, or $0.27 per basic and diluted share, for the three months ended December 31, 2015.  Net income for the year ended December 31, 2016 amounted to $194,000, or $0.11 per basic and diluted share, compared to net income of $1,518,000, or $0.87 per basic share and $0.86 per diluted share, for the year ended December 31, 2015.

Robert E. Balletto, President and Chief Executive Officer, said, “Our earnings for the three months and year ended December 31, 2016 continued to reflect earnings pressure primarily due to overhead costs and a compression of our net interest margin percentage. The increase in overhead was primarily due to the enhancement of our regulatory compliance staff and compliance programs and the additional commercial lending support staff we added in late 2015, in line with continued commercial loan growth. The decrease in net interest margin percentage was primarily due to an increase in our cost of funds.  Also negatively impacting net income for the three months and year ended December 31, 2016 was $363,000 and $499,000, respectively, in merger related expenses, the majority of which is not tax deductible for income tax purposes.”

As previously reported, on October 6, 2016, the Company announced that it had signed a definitive agreement with Salem Five Bancorp, parent of Salem Five Cents Savings Bank, whereby Salem Five Bancorp agreed to acquire the Company and the Bank, in an all cash transaction valued at approximately $49.2 million, or $26.00 per share. The transaction is subject to receipt of state and federal regulatory approvals and approval by shareholders of the Company and is expected to close during the first quarter of 2017.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.05 per share of common stock. The dividend will be paid on or about February 17, 2017, to stockholders of record as of the close of business on February 3, 2017.

Georgetown Bancorp, Inc.

Selected Financial Data

	At or for the	At or for the
	Year Ended	Year Ended
	December 31, 2016	December 31, 2015
	(Dollars in thousands, except share data)
Condensed Consolidated Balance Sheet:
Cash and cash equivalents	$6,129	$7,758
Investment securities	24,676	25,133
Loans receivable	280,247	256,391
Allowance for loan losses	(2,605)	(2,408)
Premises and equipment	4,133	3,837
Other assets	5,834	5,791
Total assets	$318,414	$296,502

Deposits	$240,508	$207,726
FHLB advances	41,850	50,600
Other liabilities	3,926	6,268
Total liabilities	286,284	264,594
Total stockholders' equity	32,130	31,908
Total liabilities & stockholders' equity	$318,414	$296,502

Stockholders' equity to total assets at end of period	10.09%	10.76%
Total shares outstanding	1,840,920	1,828,238
Book value per share	$17.45	$17.45

Asset Quality Data:
Total non-performing loans	$953	$776
Other real estate owned	—	—
Total non-performing assets	953	776
Non-performing loans to total loans	0.34%	0.30%
Non-performing assets to total assets	0.30%	0.26%
Allowance for loan losses to non-performing loans	273.35%	310.31%
Allowance for loan losses to total loans	0.93%	0.94%
Loans charged off	$3	$26
Recoveries on loans previously charged off	6	5

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Dollars in thousands, except per share data)
Condensed Consolidated Statement of (Loss) Income:
Interest and dividend income	$3,277	$3,150	$12,810	$11,876
Interest expense	662	489	2,468	1,726
Net interest and dividend income	2,615	2,661	10,342	10,150
Provision for loan losses	53	62	194	200
Net interest and dividend income after provision for loan losses	2,562	2,599	10,148	9,950
Non-interest income	264	350	1,005	1,189
Non-interest expense	2,716	2,167	10,540	8,690
Income before income taxes	110	782	613	2,449
Income tax provision	183	302	419	931
Net (loss) income	$(73)	$480	$194	$1,518

Net (loss) income per share: basic	$(0.04)	$0.27	$0.11	$0.87
Net (loss) income per share: diluted	$(0.04)	$0.27	$0.11	$0.86

Performance Ratios:
Return on average assets	(0.09)%	0.66%	0.06%	0.55%
Return on average stockholders' equity	(0.94)%	6.23%	0.62%	5.00%
Interest rate spread	3.23%	3.57%	3.30%	3.60%
Interest rate spread - tax equivalent basis (1)	3.24%	3.59%	3.31%	3.61%
Net interest margin	3.43%	3.74%	3.49%	3.76%
Net interest margin - tax equivalent basis (1)	3.44%	3.75%	3.51%	3.77%
Efficiency ratio (2)	94.31%	71.96%	92.89%	76.63%
Non-interest expense to average total assets	3.46%	2.96%	3.46%	3.12%

(1)

Presented on a tax-equivalent basis using a tax rate of 34% resulting in an adjustment of $10,000 and  $8,000 to investment security income for the three months ended December 31, 2016 and 2015, respectively, and $39,000 and $30,000 for the years ended December 31, 2016 and 2015, respectively.

(2) The efficiency ratio represents non-interest expense divided by the sum of net interest and dividend income and non-interest income.

About Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. is the holding company for Georgetown Bank. Georgetown Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts, as well as Stratham, New Hampshire, is committed to making a positive difference in the markets we serve. Our highest priority is to provide exceptional personal service, act with high ethical standards and in the best interest of our customers, employees, shareholders and business partners.  We strive to help each of our customers achieve their unique financial goals through a competitive array of financial products and services. To learn more about Georgetown Bank, visit www.georgetownbank.com or call 978-352-8600.

Forward-looking statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  Forward-looking statements include statements regarding the anticipated closing date of the transaction and anticipated future results.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, including delays in obtaining regulatory or shareholder approval, difficulties in achieving cost savings from the merger or in achieving such cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Georgetown Bancorp, Inc. and Salem Five Bancorp, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Georgetown Bancorp, Inc. and Salem Five Bancorp are engaged, changes in the securities markets and other risks and uncertainties.

This press release does not constitute a solicitation of proxies.

Georgetown Bancorp, Inc. will provide its shareholders with a proxy statement and other relevant documents concerning the proposed transaction.  Shareholders of Georgetown Bancorp are urged to read the proxy statement and any amendments or supplements to those documents, because they will contain important information which should be considered before making any decision regarding the transaction. Shareholders of Georgetown Bancorp will also be able to obtain a copy of the proxy statement, without charge, when it becomes available, by directing a request to:

Robert E. Balletto

President and Chief Executive Officer

Georgetown Bancorp, Inc.

2 East Main Street

Georgetown, MA 01833

Georgetown Bancorp, Inc. and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Georgetown Bancorp in connection with the merger.  Information about the directors and executive officers of Georgetown Bancorp, their ownership of Georgetown Bancorp common stock along with additional information regarding the interests of such participants in the transaction and any agreements with such persons to vote shares of Georgetown Bancorp for approval of this merger with Salem Five will be contained in the proxy statement when it becomes available.

Persons seeking additional information regarding Georgetown Bancorp, Salem Five Bancorp or the transaction may wish to visit the websites of each institution:

Georgetown Bancorp, Inc. - http://www.georgetownbank.com/

Salem Five Bancorp - https://www.salemfive.com/

END